WAIVER
This Waiver (the “Waiver”), dated as of May 17, 2016, is hereby executed by Dominion Capital LLC (“Dominion”) and JRjr33, Inc. (formerly known as CVSL Inc. (“CVSL” and together with JRjr33, Inc., the “Company”)).
WHEREAS, CVSL issued that certain 9.75% Senior Secured Convertible Note (the “Note”) in the aggregate original principal amount of $4,000,000 to Dominion (or its registered assigns) on November 20, 2016. Unless otherwise defined herein, each capitalized term defined herein shall have the meaning set forth in the Note.
WHEREAS, pursuant to the terms of Note, the Company is required to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (the “Quarterly Report”) with the Securities and Exchange Commission the (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended.
WHEREAS, Section 17 of the Note provides, with limited exception, that the prior written consent of the Company and Holders of Notes representing at least sixty-five (65%) of the aggregate principal amount of the Notes then outstanding shall be required for any change, waiver or amendment to the Note, and that any change, waiver or amendment so approved shall be binding upon all existing and future holders of the Note.
NOW, THEREFORE, the Company and Dominion (as the sole Holder of the Note) acknowledge and agree as follows:

1.
Dominion hereby irrevocably waives any rights it may have as a Holder to deem the Company’s failure to timely file with the SEC the Quarterly Report as an Event of Default under the Note, or to require any further notice to it under the Note in respect of same, such waiver to be effective for successive periods, each consisting of ten (10) Business Days), until the date the Quarterly Report is filed with the SEC, provided that the Company issues to Dominion 50,000 shares of the Company’s Common Stock for each such ten (10) day period required beyond May 23, 2016 which is the due date of the Quarterly Report (without regard to whether the Company requires the full ten (10) Business Day period for any given extension).

Upon the filing of the Quarterly Report with the SEC during the Waiver Period (as it may be extended), the related Event of Default shall be cured as of the original SEC filing due date of the Quarterly Report.

2.
The Company represents and warrants to Dominion that it has no disagreements with its auditors and expects and intends to complete the filing of the Annual Report at the earliest possible date, which the Company fully expects to be well in advance of any grace period allowed by the NYSE MKT LLC (the “NYSE”).

3.	Dominion acknowledges that all of the Company’s undertakings hereunder to issue any shares of its Common Stock to it are wholly subject to, and conditioned on attaining, NYSE approval.

IN WITNESS WHEREOF, Dominion and the Company have executed this Waiver as of the date first written above.

DOMINION CAPITAL LLC By: /s/ Mikhail Gurevich Name:Mikhail Gurevich Title:Managing Member

JRjr33, Inc. By: /s/ Christopher L. Brooks Name: Christopher L. Brooks Title: Chief Financial Officer Date: May 17, 2016